Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT: Philip Mengel

Chief Executive Officer

U.S. Can Corporation

(630) 678-8039

UNITED STATES CAN COMPANY ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

LOMBARD, ILLINOIS, February 16, 2006 – United States Can Company (the “Company”) today commenced tender offers for any and all of its $125 million principal amount outstanding of 10 7/8% Senior Secured Notes due July 10, 2010 (CUSIP No. 911674 AH2) (the “Senior Notes”) and $171.71 million principal outstanding 12 3/8% Senior Subordinated Notes due October 1, 2010 (CUSIP No. 911674 AF6) (the “Subordinated Notes” and together with the Senior Notes, the “Notes”). In conjunction with the tender offers, the Company has commenced consent solicitations to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions in the indentures relating to the notes. The tender offers and consent solicitation are being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated February 16, 2006.

On February 14, 2006, Ball Corporation, Ball Aerosol and Specialty Container Corporation (“Ball Aerosol”), U.S. Can Corporation and certain securityholders of U.S. Can Corporation entered into a merger agreement pursuant to which Ball Aerosol will be merged with and into U.S. Can Corporation (the “Merger”). The tender offer is being made and the consent solicitation is being conducted in connection with the Merger and other transactions contemplated by the merger agreement.

Holders who properly tender and deliver valid consents to the proposed amendments at or prior to 5:00 p.m., New York City time, on March 2, 2006, unless extended (the “Consent Payment Deadline”), will be eligible to receive the total consideration with respect to the applicable series of Notes. The total consideration for the Senior Notes will be determined in accordance with the formula set forth in the Tender Offer Documents, pricing to the earliest redemption date at a fixed spread of 50 basis points over the bid side yield on the 3 5/8% Treasury Notes due June 30, 2007. The total consideration includes a consent payment equal to $30 per $1,000 principal amount of tendered notes (a “Consent Payment”). The price is expected to be determined at 2:00 p.m. New York City time on March 8, 2006, unless extended.

The total consideration for the Subordinated Notes shall be $1,067.40 per $1,000 principal amount of tendered Notes which includes a Consent Payment.

Holders who validly tender Notes after the Consent Payment Deadline, but on or prior to 11:59 p.m., New York City time, on March 22, 2006, will be eligible to receive the applicable total consideration for the applicable series of Notes less the Consent Payment (such amount, the “Tender Offer Consideration”).

In addition, Holders who validly tender and do not validly withdraw their Notes in the tender offer will also be paid interest from, and including, the relevant previous interest payment date up to, but not including, the applicable settlement date.

The Offer to Purchase contains several conditions described in the Offer to Purchase and Consent Solicitation Document dated February 16, 2006, including, but not limited to, the receipt of valid and unrevoked consents from holders of a majority in principal amount of the outstanding Secured Notes and the outstanding Subordinated Notes, the completion of the Merger, and the payment in full of the indebtedness under the Company’s senior credit agreement.

The tender offers will expire at 11:59 p.m., New York City time, on March 22, 2006, unless extended (the “Expiration Time”). The Total Consideration or Tender Offer Consideration, as applicable, will be payable to holders on the Early Settlement Date or the Final Settlement Date, each as described below.

The Company expects the Early Settlement Date to occur concurrently or promptly following the Merger and satisfaction of the other conditions to the Offer to Purchase. Notice of any extension of the Early Settlement Date will be given by press release to the Dow Jones News Service or a comparable news service. The “Final Settlement Date” is the settlement date with respect to any Notes that are validly tendered after the Consent Payment Deadline and at or prior to the Expiration Time, and the Tender Offer Consideration to which a holder tendering during such time is entitled pursuant to the Tender Offer is expected to be paid promptly after the Expiration Time.

Holders may withdraw their tenders and revoke their consents at any time prior to the Consent Payment Deadline.

Holders who wish to tender their Notes on or prior to the Consent Payment Deadline must consent to the proposed amendments and Holders may not deliver consents without tendering their related Notes. Holders may not revoke consents without withdrawing the Notes tendered pursuant to the tender offer.

Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitation. The Tender Agent and Information Agent is D.F. King & Co., Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitation are being made only pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated February 16, 2006.

Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks and brokerage firms. Questions regarding the tender offers and consent solicitation should be directed to Lehman Brothers at (212) 528-7581 or toll free at (800) 438-3242.

About U.S. Can Corporation

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company’s substantial debt and ability to generate sufficient cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

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